Exhibit 99.1

Contact:    George Powlick

          Chief Financial Officer

          (818) 706-5100

K•SWISS to Acquire Remaining Interest in Palladium SAS

WESTLAKE VILLAGE, Calif. (June 3, 2009) – K•Swiss Inc. (NASDAQ: KSWS) today announced it has signed a definitive agreement to acquire the remaining 43% equity interest in Palladium SAS for 5.0 million Euros in cash plus a potential earn out based on Palladium’s EBITDA for 2012. Based in St. Priest, France, Palladium designs and sells fashion footwear. K•Swiss had previously acquired a 57% equity interest in Palladium in July 2008, as well as the trademarks to the brand in the United States and Canada earlier in 2008. The purchase, which is expected to close later this month, will result in recognition of a non-operating loss of approximately $2.6 million during the quarter ending June 30, 2009.

Commenting on the announcement, Steven Nichols, Chairman of the Board and President, said, “We have been pleased with the early success of Palladium since our initial acquisition of majority ownership in mid-2008. With an imminent launch for the brand in the United States, this is the right time to exercise our option to acquire full ownership of Palladium. We have invested in the brand to prepare for the July launch and look forward to carefully growing Palladium with a very select distribution and an appropriate marketing program.”

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Palladium brands.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company’s business, is set forth in the Company’s periodic filings, including its Form 10-Q for the quarter ended March 31, 2009, which is currently on file with the SEC. “Backlog” as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods

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